Date of this Offering Circular: January __, 2016

LUNA AZUL DEVELOPMENT FUND, LLC
17865 Ballinger Way NE
Seattle, Washington 98155
(206) 310-9034

$5,000,000
9% Preferred Profit Participating Class A Units
of
Limited Liability Company Interests
$25,000 per Unit

This Offering will commence promptly after the date of this Offering Circular and will terminate upon the earlier of: (i) the completion of the sale of all of the Units; or (ii) January 1, 2017.  The Offering may be extended by the Company in its sole discretion (the “Offering Period”).  The Offering may be closed from time to time, in tranches of any number of Units (collectively, “Closings”).  The total amount of the Offering is Five Million Dollars ($5,000,000).

During the Offering Period, funds collected for the purchase of Units will be deposited in an escrow account owned by the Company but escrow may be broken at such time as 96 Units are sold and the investment proceeds are received in the amount of Two Million Four Hundred Thousand Dollars ($2,400,000).  Thereafter, escrow deposits will not be required.  See the “Securities Being Offered” section for specific information and disclosure concerning the securities offered in this Offering.

	Price to Members	Selling Commissions	Proceeds to Company
Per Unit	$25,000	---	$25,000
Minimum Offering	$2,400,000	---	$2,400,000
Maximum Offering	$5,000,000	---	$5,000,000

These securities are speculative and involve a high degree of risk.  You should purchase Units only if you can afford to lose your entire investment.  See the “RISK FACTORS” section beginning on page 6 for information management believes presents the most substantial risk to an investor in this Offering.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials.  These securities are offered pursuant to an exemption from registration with the Commission: however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that you investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

TABLE OF CONTENTS

Summary of Offering	3
Risk Factors	6
Forward-Looking Statements and Information	15
Plan of Distribution	16
Use of Proceeds	16
Determination of Offering Price	16
Description of Business	17
Description of the Property	18
Management’s Discussion and Analysis of Financial Condition and Results of Operations	19
Directors, Executive Officers and Significant Employees	19
Compensation of Directors and Executive Officers	21
Security Ownership of Management and Certain Securityholders	24
Interest of Management and Others In Certain Transactions	24
Conflicts of Interest	24
Fiduciary Responsibilities of the Manager	25
Securities Being Offered	26
Cash Distribution and Allocations	26
Transferability of Units	28
Summary of LLC Agreement	29
Reports to the Members	32
Glossary of Terms	32
Additional Information	35

SUMMARY OF OFFERING

The following summary is qualified by the detailed information appearing elsewhere in this Offering Circular, including the exhibits, and is intended only for quick reference. It does not purport to summarize all of the material aspects of an investment in the Company. You should read this Offering Circular in its entirety and, in particular, focus on the risks described in the section of this Offering Circular entitled "RISK FACTORS." Certain capitalized terms used in this summary and elsewhere in this Offering Circular are defined in the "GLOSSARY OF TERMS."

The Company:	Luna Azul Development Fund, LLC, a newly-organized Delaware limited liability company (the “Company”).

Manager:
L.A. Management, LLC, an Affiliate of the Sponsor.  The Manager’s principal place of business is 14550 N. Frank Lloyd Wright Blvd., Suite 200, Scottsdale, Arizona 85260, telephone: (206) 310-9034; facsimile: (206) 407-2795; email: mdr@cottagemgmt.com.

Securities:	Class A Units of Limited Liability Company Membership Interest (“Class A Units”).

Maximum Offering Amount:	Up to $5,000,000, representing the offering of 200 Units at a purchase price of $25,000 per Unit.

Minimum Investment
Amount:
$25,000, representing one full Class A Unit; subject to the Manager’s right to waive the minimum investment requirement and accept a lesser investment amount.  The Company may sell full and fractional Units.

Minimum Offering Amount:
No Class A Units will be sold by the Company until it receives and accepts subscriptions for at least ninety six Class A Units, representing Capital Contribution Commitments of $2,400,000.  The Company will hold the initial subscription funds in its own bank account until the minimum offering amount is satisfied.  Thereafter those funds, together with any subsequently tendered funds, will be available to the Company to cover its expenses and otherwise pursue its business plan.

Operating Agreement:
The Company is governed by and operated pursuant to the terms of the Limited Liability Company Agreement (the “LLC Agreement”) attached as an Exhibit hereto.  The information in this Offering Circular and all accompanying documents are subject to, and any inconsistencies are to be resolved in favor of, the LLC Agreement, which is incorporated into this Offering Circular in its entirety.  Under the LLC Agreement, all profits, losses and voting rights are allocated based on the class and percentage of outstanding Units held.

Business Plan:
The Company’s principal objective is to achieve suitable returns on our capital investments in the design, development, construction and sale of a community of cottage homes designed specifically for adults with intellectual, developmental and acquired disabilities.

Offering Period:	From the date hereof through January 01, 2017.

Investor Suitability:
The Company shall limit the amount of Units an investor who is not an accredited investor under Rule 501(a) of Regulation D can purchase to no more than: (a) 10% of the greater of annual income or net worth (for natural persons): or (b) 10% of the greater of annual revenue or net assets at fiscal year end (for non-natural persons).

Cash and Property
Contributions:	Investors must, except as noted below, make all of their Capital Contributions to the Company through cash payments.

Acceptance of Subscriptions:	The Manager plans to accept subscriptions on behalf of the Company on a “first-come, first-served” basis. The Manager reserves the right to accept or reject subscriptions in its discretion.

Distribution of Proceeds:
Following sale of the Company’s real property and the improvements thereon, proceeds from such sales less any expenses incurred in connection therewith, will be distributed in the following order of priority:

	(i)	First, to pay the outstanding interest and repay the outstanding principal on existing third party debt of the Company;

	(ii)	Second, to establish reasonable reserves for contingent liabilities, obligations or other anticipated expenses of the Company;

	(iii)	Third, pro rata to Members to pay accrued interest on any sums loaned by such Members to the Company;

	(iv)	Fourth, pro rata to Members to pay the principal amount of any sums loaned by such Members to the Company;

	(v)	Fifth, pro rata to the Class A Unit Holders until the Class A Unit Holders have received their non-cumulating Preferred Return of 9% per annum of the amount of their Unreturned Capital Contributions;

	(vi)	Sixth, pro rata to the Class A Unit Holders until their Unreturned Capital Contributions have been reduced to zero; and

	(viii)	Thereafter, 50% to the Class A Unit Holders, and 50% to the Class B Unit Holders.

Tax Distributions:
The LLC Agreement also provides for certain tax distributions to be made to the Members after the end of each year to allow them to defray taxes on income allocated to them during the prior year, if cash is available to make such distributions without borrowing funds and without depleting the Company's reserves below levels deemed acceptable by the Manager.

Tax Allocations:
The LLC Agreement contains detailed provisions for allocating net income and net losses among the Unit Holders. Those provisions were drafted so that such allocations would be respected under existing federal income tax laws and regulations, and would be consistent with the cash distribution rules described in the LLC Agreement.

Voting Rights:
The LLC Agreement grants Class A Members the right to vote on certain limited matters.  Such rights are not extended to persons who subsequently acquire Units but who are not then admitted as Members of the Company.

Initial Members; Rights of Members and Unit Holders:
Each investor purchasing one or more Units (or fractional interest therein) from the Company will be a Unit Holder and be admitted to the Company as a Member.  The initial Members may transfer their Units to other investors subject to a number of restrictions.  Any person who acquires such Units without the Manager's consent will hold the Units solely as a Unit Holder and will not be entitled to vote, or to exercise any of the other rights, granted to Members.  A non-member Unit Holder will, however, have the right to participate in the cash distributions and tax allocations made in respect to such transferred Units.

Risk Factors:
The purchase of securities in the Company is highly speculative and subject to myriad risks.  Investors should be able to withstand the loss of their entire investment in the Company.  Prospective purchasers should carefully review the information in the accompanying “Risk Factors,” as well as other information contained in the documents accompanying this Offering Circular.  There can be no assurance that the Company’s objectives can be achieved.

Term of Company:	The Company will terminate no later December 31, 2025.

RISK FACTORS

As with all investments, owning Units involves certain risks and therefore is suitable only for persons who understand those risks and their consequences and who are able to bear the loss of their entire investment.  In addition to the information set forth elsewhere in this Offering Circular, you should consider the following risks before deciding whether to purchase Units.

Offering-Related Risks

(a)	The Company's Failure to Qualify for a Securities Exemption Could Result in Disruptive Securities Claims.

We have not caused the Units to be registered with the Securities and Exchange Commission under the Securities Act but are offering the Units for sale pursuant to the exemption found in Section 3(b) of the Securities Act of 1933.  In addition, we intend to rely upon the safe harbor rule contained in Regulation A. There are a number of technical requirements that must be satisfied for an issuer to rely upon Regulation A. Were the Company to offer the Units in a way not exempt from the registration requirements under the Securities Act of 1933 or similar exemptions under applicable Blue Sky laws, investors may have claims against the Company for a total refund of their subscription amounts, together with interest at statutory rates, and claims for attorneys' fees. Such claims, if brought, would be disruptive and could force a sale of the Company's assets to satisfy the claims of the claimants.

(b)	Breaking Escrow.

The Company may break escrow only when Ninety Six (96) Units have been sold and the Company has received investment funds therefor of Two Million Four Hundred Thousand Dollars ($2,400,000.00).  There can be no assurance that the Company will be able to sell sufficient Units to break escrow, or if it does, to sell the remaining Units at any price.

(c)	No Market for Units.

There is a risk that no market for the Units will ever exist and as a result, an investment in the Company is  illiquid in the event the Member desires to liquidate their interest.  If a Member attempts to sell their Units, prior to dissolution of the Company, there is no certainty that they can be sold for full market value or that the Units may be sold at any price at all.

(d)	The Limited Liquidity of the Units Will Adversely Impact Your Ability to Transfer and Pledge Your Units.

You must represent that you are purchasing the Units for your own account for investment purposes and not with a view to resale or future distribution.  You may not sell, assign, transfer, encumber or otherwise dispose of your Units unless we obtain an opinion or are otherwise satisfied that such sale, assignment, encumbrance or transfer does not violate applicable federal or state securities laws, constitute trading on a secondary market, or on an equivalent thereof, for purposes of Section 7704 of the Code or cause a termination of the Company under Section 708 of the Code.  Furthermore, no Member may substitute in its stead a new investor as a substitute Member without the prior consent of the Manager.  Accordingly, the Units may not be readily accepted as collateral for loans and you may not be able to liquidate your investment in the event of emergency or for any other reason, or may be able to liquidate your investment only at a substantial discount.

(e)	No Underwriter.

The Units being sold in this Offering are not being underwritten, and thus no third party has conducted an independent due diligence examination into the Company’s business.

(f)	Your Equity Interest in the Company May Be Substantially Diluted by Subsequent Equity Issuances.

The Company has reserved the right to issue additional equity securities (other than the Units being offered pursuant to this Offering), if raising such additional capital is approved by a Majority Vote of Members or is otherwise authorized under the LLC Agreement.  Should such additional equity securities be offered, such securities may entitle their holders to participate in distributions from the Company before distributions are made to other Members and Unit Holders.  The Company is not obligated to offer such new equity securities to existing investors, unless the new equity securities have preferences to receive distributions over the existing Units, in which event, all Members are to have a right of first refusal to purchase their pro rata share (based upon their respective Percentage Interests) of such new equity securities.  If new equity securities were to be issued, this would likely dilute your Percentage Interest in the Company, unless you were to have the right to purchase your pro rata share of such equity securities and elected to do so. We have no current plans for additional equity security offerings, but such offerings might be proposed to retire debt, make investments, cover operating expenses or for other appropriate business purposes.

(g)	Without Obtaining Advice From Your Personal Advisors, You May Not Be Aware of the Legal, Tax or Economic Consequences of an Investment in the Units.

The Manager has not arranged for investors in this offering to be separately represented by independent counsel.  You are not to construe the contents of this Offering Circular or any prior or subsequent communication from the Manager, or its Affiliates or any professional associated with this Offering, as legal or tax advice.  You should consult your own personal counsel, accountant and other advisors as to legal, tax, economic and related matters concerning the investment described herein and its suitability for you.

(h)	The Unit Offering Price Bears No Relationship to Any Inherent Value of the Company.

The purchase price of the Units has been arbitrarily determined by the Manager and bears no relationship to assets, earnings, book value or other criteria of value.  The price was established in reference to the anticipated cost of acquiring, developing and improving certain real estate, and the cost of covering the Offering and organization costs and certain of the fees and compensation payable to the Manager and its Affiliates. The purchase price does not establish the prospective value of the Company and no assurance is or can be given that any Unit, if transferable, could be sold for such price or for any price at all.

(i)	Under Certain Circumstances, Members May Be Required to Return Improper Distributions Made by the Company.

Under certain circumstances, distributions to Members must be returned to the Company.  Under the Delaware Act, the Company is prohibited from making a distribution to its Members to the extent that, after giving effect to the distribution, the Company would not be able to pay its debts as they became due in the ordinary course of business or all liabilities of the limited liability company, other than liabilities to Members and liabilities for which the recourse of creditors is limited to specific property of the limited liability company, exceed the fair value of the assets of the limited liability company, except that the fair value of property that is subject to liability for which recourse of creditors is limited is to be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds that liability.  If a distribution is made to a member in violation of this rule, and the Member knew at the time that the distribution violated this rule, the Member is liable to the Company for the amount of the distribution.  Even under those circumstances, the Member has no obligation to return the distribution after the expiration of three years from the date of the distribution, unless an action to recover the distribution from such Member is commenced prior to that time and an adjudication of liability against such Member is subsequently made.

Risks Related to Investments in Real Estate

(a)	The Company Intends to Use Leverage.

The Company may use debt financing in the acquisition, development, construction and marketing of the Parcel.  A lender will likely require that the debt be secured with a pledge of the Company’s assets, including its interest in the Parcel and any improvements thereon.  There is no guarantee the Company will be able to obtain financing under competitive terms or at all, and its failure to do so could have materially adverse consequences to the Company’s business plan.  If the Company does borrow money, the use of debt financing increases the risk of an investment in the Units, as it is possible that at the time of sale of cottages, as contemplated by the Company’s business plan, the sales proceeds will not be greater than the amount needed to repay the amount borrowed and, in that event, that the Company’s assets may be foreclosed upon, and no cash will be available for distribution to the Unit Holders.

(b)	Lack of Capital.

There is a risk that the amount of capital to be raised by the Company will be insufficient to meet the Company’s business objectives.  If there is a shortage of capital, the Manager will use best efforts to obtain additional funds from third parties, but there is no certainty that such funds will be available at a reasonable cost or at all.

(c)
Interest Rates on Construction Financing May Increase Over Today's Historically Low Rates, Increasing Our Cost of Capital, Adversely Affecting Our Potential Returns, and Potentially Reducing the Financing Available for Our Project.

Interest rates on real estate loans are currently at historically low levels.  If those rates increase over the life of the Company (which is to be expected), this will adversely affect the Company.  It will increase the cost of capital, requiring us to apply more of our available cash flow to serve the Company's indebtedness and reducing the amounts potentially available to cover operating expenses and for distributions to Unit Holders, and reduce the acquisition indebtedness available to the Company to finance specific investments due to the application of the lenders' debt service coverage ratio tests and other underwriting criteria.  If interest rates were to rise dramatically, the Company might find it difficult to locate attractive construction financing options, forcing the Company to pursue less attractive alternatives with lower expected yields or subject to greater risks.

(d)	Uninsured Losses on the Properties Could Materially Reduce Investment Returns.

We will obtain insurance policies covering the Parcel and any development thereon that is commercially prudent given the local market and circumstances.  However, certain losses are either uninsurable or may be insured only upon payment of prohibitively high insurance premiums.  If any such loss should occur and our real property or improvements thereon should be partially or totally destroyed, we may suffer a substantial loss of capital as well as profits.  Even if the Company's insurance policy provides coverage for the loss, the Company may have such a large deductible with respect to such policy that the Company may incur substantial uninsured costs associated with the casualty.

(e)	The Value of the Parcel is Subject to All of the Risks Associated with Investing in Real Estate, Which Are Unpredictable and Beyond Our Control.

Real estate investments are subject to a variety of risks.  Such risks include changes in general, national, regional and local economic conditions (such as the availability and cost of mortgage funds, which will in turn affect the demand for real estate), local real estate conditions (such as the supply and demand for residential, commercial or industrial real estate in the area), government regulation (such as usage, zoning, taxation of property and environmental legislation), the attractiveness of properties to potential purchasers or developers and competition from other available properties.  In addition, real estate development is capital intensive and is typically sensitive to changes in interest rates, which may affect our ability to meet our investment objectives.  The Parcel may not maintain its present value, increase in value or be profitably developed.

(f)	Governmental Condemnation Powers Could Cause a Forced Sale Possibly Resulting in the Loss of all or a Portion of Your Investment in Units.

The Parcel may be taken either in whole or in part by a public authority with the power of eminent domain in a condemnation proceeding.  Such a forced sale could have materially adverse consequences.  In the event our property is the subject of a condemnation action, we could incur unanticipated legal, expert witness and related litigation expenses, and could potentially be forced to surrender the Parcel for substantially less than it paid.

(g)	Declining General Economic or Business Conditions May Have a Negative Impact on Business.

Concerns over inflation, geopolitical issues, the availability and cost of credit, the U.S. mortgage market, the recent steep decline in the U.S. real estate market and other factors have contributed to increased volatility and diminished expectations for the U.S. and global economies, and expectations of slower global economic growth going forward.  These factors and many others have precipitated a global economic slowdown.  If the economic climate in the U.S. does not improve or deteriorates, our ability to implement our business plan could be adversely affected, which would negatively impact our financial performance and the value of your Units.

(h)
In Arizona, our Intended Development Locale, There is a Risk That the Supply of Water to the Parcel May Be Inadequate for the Full Development Contemplated on Our Parcel, and Even if Available, Such Water May Be Costly.

Arizona now has and in the future may have still more limited water resources.  While we do not anticipate building anywhere that does not have a state-mandated and approved 100 year water supply, water shortages in this region are nevertheless possible, a factor which would inhibit growth and reduce the value of any real estate located there.  In addition, the designated water purveyors for the Phoenix area may not have sufficient water available to service urban development.  There can be no assurance that water or wastewater services will be available to serve the contemplated development of real estate on terms acceptable to the Company.

(i)	Possible Liability Relating to Environmental Matters Could Reduce Cash Available for Distribution to Members.

Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property.  Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.  The presence of hazardous substances may adversely affect the owner's ability to sell such real estate or to borrow funds using such real estate as collateral. The Manager will engage environmental engineers to review and conduct environmental due diligence, as appropriate, on the Parcel prior to acquisition and will not acquire it unless it satisfies the Manager's environmental due diligence requirements.  No assurance can be given that such due diligence will identify all potential environmental problems.  Moreover, to the extent the Parcel had environmental contamination not detected prior our acquisition of it, or if subsequent environmental contamination were to occur, remedial efforts, if any, we undertake may not be sufficient to eliminate potential liability, and, as a consequence, we may incur environmental clean up costs or be subject to liability exposure that may reduce or eliminate the cash that may otherwise be available for distribution to Unitholders.

(j)	We Cannot Predict the Future Political and Economic Climate in Arizona.

Levels of local government and the federal government could implement policies in Arizona that would have an adverse affect on the value of property and the improvements on it.  Examples of such policies are tax reform, land use restrictions, land ownership restrictions, transportation policies, development moratoriums, annexation proceedings or other adverse policies.  In particular, decreases in the amount or availability of funding for services for adults with disabilities could have a substantial negative effect on the profitability or viability of the Company’s plan of constructing housing for these adults.  A decline in the economy in Arizona may adversely affect the local economy and limit urban development there.  Finally, projections regarding future growth in any of these states may ultimately prove to be inaccurate.

(k)	For the Parcel to be Developed, It Will Likely Be Necessary to Enter Into Development Agreements and Obtain Zoning and Other Approvals From Local Government Agencies.

For the future development of the Parcel, it will likely be necessary to enter into agreements with, and obtain zoning and other approvals from local government agencies.  The process of negotiating such agreements and obtaining such approvals may take many months and the costs of holding a site will accrue in the meantime.  These agreements and approvals may not be finalized in a timely manner or not be on terms acceptable to us.  Failure to obtain acceptable agreements and approvals in a timely manner could have a significant negative impact on the value of the Parcel and, in turn, on the value of the Units.

(l)	In Seeking to Market and Dispose of Improvements on Our Property, the Company Will Compete With Other Investors, Developers and Owners of Properties.

Some of our competitors may be better capitalized than the Company, their properties may be better located than our site, or they may have some other advantage relative to us.  Certain of these competitors might have greater financial and other resources and greater operating flexibility than the Company.  The existence of competing developers and owners could have a material adverse impact on the value of the Parcel and on our ability to sell the cottages we intend to develop.

(m)	There is a Potential For the Discovery of Archeological Sites on the Parcel.

It is possible that an archeological site will exist on the Parcel without our knowledge at the time of acquisition.  The presence of an archeological site may require the Company to preserve the site at its expense and may prevent the development of all or part of the Parcel.  Even if there is ultimately found to be nothing of archeological value on the Parcel, we may be required to respond to claims that archeological sites are there.  Defending against such claims, even if we were ultimately successful, may be expensive and may hamper our ability to meet our project objectives.

(n)	There is a Potential for the Discovery of Adverse Soil Conditions on a Property.

Adverse soil conditions may exist on the Parcel which could increase the costs of development of there.  We will engage engineers to review and conduct due diligence on the Parcel, as appropriate, prior to acquisition and will not acquire it unless it satisfies the Manager's due diligence requirements.  However, no assurance can be given that such due diligence will identify all potential soil condition issues.

(o)	There is a Potential that the Project Could Be Delayed.

It is possible that the Company’s anticipated acquisition of the Parcel could be delayed or fail altogether, and/or that the Company’s progress developing the project could otherwise be delayed for any number of reasons, perhaps substantially, and that returns to investors could thereby be reduced or eliminated.  The Company’s LLC Agreement contemplates dissolution of the Company by December 31, 2024, and if the Company’s project is not completed by that time, there is no assurance the project would then ever be completed, or that investors would receive any return on or refund of their investment.

Management and Business Related Risks

(a)	Luna Azul Design Concept.

The design concept upon which our business plan is premised is unique and, as the centerpiece, contemplates selling fee simple title to cottage homes in a community marketed primarily to the families of adults with intellectual, developmental and acquired disabilities.  There can be no assurance the Company will be able to bring that design concept to fruition to its fullest based on the health, safety, cost, affordability and other laws, rules, regulations and standards applicable to the community and its intended use.

(b)	Lack of Operating History.

The Company and its affiliated entities are newly organized and have no operating history.  The Members must reply upon the ability and expertise of the Manager and the Sponsor in the successful development of the Parcel.

(c)	Unproven Profit Potential of Our Business Model.

Because the business model is unproven as to the desirability of title ownership to the Company’s intended audience (i.e., families of adults with special needs), the Company’s profit potential is uncertain.  Additionally, cottage homes in our community may appraise below the selling price established by the Company, in which case buyer financing may be more difficult to secure, potentially diminishing the homes’ sales potential and adversely affecting the Company’s financial performance.  Finally, the Company anticipates that home owners association dues will be higher, perhaps substantially higher, than those of neighborhoods developed for traditional home buyers, potentially diminishing the number of families interested in purchasing or capable of affording a home in our development.

(d)	Government-Funded Supports for Adults with Disabilities May be Reduced or Eliminated.

Residents in our cottage home community will themselves (perhaps in association with their families) be responsible for securing the unique, individualized services each may need.  In Arizona, many families rely on support services from vendors funded by the State of Arizona under its ALTCS program for developmentally disabled adults.  Financial supports from government sources could be reduced, delayed, withheld or eliminated, in which case fewer individuals may be able to afford the costs associated with living in the Company’s planned neighborhood.  In this event, there is the potential that the price for which homes could be sold and rooms could be rented may be reduced, perhaps materially, thus diminishing or obviating any return on Members’ investments in the Company.

(e)	Fees to Affiliates Have Priority Over Distributions to Investors.

The fees payable to the Sponsor (an Affiliate of the Manager) must be paid before distributions are made to Unit Holders.  The fee payable to the Sponsor is $400,000 (plus certain costs and potential sales commissions).  This entity will receive such fees, whether or not the Parcel is developed profitably.  As a consequence, these fees (like other costs and expenses) reduce the amount of cash that otherwise would be available for distribution to Unit Holders.

(f)	Members May Experience a Complete Loss of Capital.

There is no assurance that you will receive any cash distributions from the sale of the Parcel or any improvement developed on it, since the availability of such proceeds will depend on the value of that asset in relation to the outstanding debt and expenses of the Company that must be paid before distributions may be made to Unit Holders.

(g)	The Company's Success is Largely Dependent Upon the Manager, the Sponsor and Key Consultants.

The Company's success will depend in large measure upon the judgment and ability of the Manager and the Sponsor.  Under the LLC Agreement Members have no right to participate in the management of the Company’s affairs and have limited voting rights.  The Manager will have exclusive authority to manage our business and affairs, and the Sponsor will have primary responsibility for the day-to-day operations and development of the Parcel under the Manager’s supervision and direction. Accordingly, you should not purchase Units unless you are willing to entrust all aspects of the management of the Company to the Manager and the day-to-day operations and development of the Parcel to the Sponsor.  The loss of the services of any of the key employees of the Manager or the Sponsor could have a material adverse effect on the operations of the Company because the Company would have diminished capacity to accomplish its business objectives.  Because these individuals may have substantial responsibilities outside the management of the Company, there can be no assurance that they will remain with the Manager or the Sponsor and no certainty as to the impact of their departure, if any, on the Company. Moreover, any adverse changes in the financial condition of these entities or the Company’s relationship with them could also hinder the Company’s operating performance and investors’ return on investment.

(h)	The Limited Capitalization of the Manager Reduces Member's Ability to Realize on Claims for Misconduct.

The Manager has no operating history, having been formed in 2014 to serve as the manager of the Company, and has no substantial assets other than its equity interest in, and rights to receive distributions from the Company.  If an investor or others were to have substantial claims against the Manager for misconduct, such as the breach of fiduciary duties, the Manager's assets could be totally depleted in satisfying such claims.  The obligations of the Manager are not guaranteed by the Sponsor or any of its Affiliates.  The Manager has not included a recent copy of its balance sheet in this Memorandum.  Prospective investors may, however, inspect such a balance sheet upon request.

(i)	The Manager and its Officers Have Limited Liability.

There are substantial limits to the claims that may be brought against the Manager and its members, officers, employees, agents or Affiliates in providing services to the Company.  Such persons are not liable to the Company or its Members and Unit Holders for any act performed or omitted in good faith, to the maximum extent permitted by the Delaware Act.  Moreover, the Company is obligated to indemnify each of these persons for their acts on behalf of the Company or any Special Purpose Entity for which they provide services, as long as their acts are in good faith and are not matters for which they would have had liability to the Company under the LLC Agreement.  In addition, the Company is obligated to advance to the Manager or any of its members or officers moneys to cover expenses that they may incur in defending any proceeding brought against them, provided that such person agrees to repay all moneys so advanced if it is ultimately determined that such person is not entitled to be indemnified for the acts giving rise to the proceeding against such person.  These rights may complicate or limit the Company's or the Members' ability to bring successful claims against such persons for actual or alleged misconduct.

Risks Related to Conflicts of Interest

(a)           Manager May be Involved in Similar Investments.

The Manager, or its Affiliates, may act as Managers in other limited liability companies engaged in making similar investments and intend to act as the Managers of new limited liability companies to be formed.

(b)	Manager May Have Interests in Similar Properties.

The Manager, or its Affiliates, own or may come to own an interest in properties that may compete with the Company’s plan to develop the Parcel.

(c)	Manager May Act on Behalf of Others.

The Manager, or its Affiliates, who may act as managers of the Company, may act in such capacities for other investors, companies, partnerships or entities that may compete with Company’s plan to develop the Parcel.

(d)	Manager May Raise Capital for Others.

The Manager, or its Affiliates, who will raise investment funds for the Company, may act in the same capacity for other investors, companies, partnerships or entities that may compete with the Company’s properties.

(e)	Members of the Manager Allocating Time and Resources to Affiliated and Unaffiliated Entities.

Members of the Manager may have a conflict in allocating their time and resources between the Company and other business activities they are involved with.  The LLC Agreement does not specify any minimum amount of time or attention that the Manager or its members must devote to the Company.

(f)	The Manager's Conflicts of Interest May Result in Transactions Unfavorable to the Company.

The LLC Agreement permits the Manager and its Affiliates to provide certain services to, and enter into transactions with, the Company provided that certain preconditions are first satisfied. These conditions have been imposed to protect the Company against the inherent conflicts of interest in these transactions.  These measures may not fully assure these objectives.  The transactions have not been subject to review by an independent party.  The transactions' terms might not be as favorable to the Company as they would have been if the transactions had been with unrelated third parties.  Moreover, no third party will be asked by the Company to oversee the quality of the services that will be provided by the Manager and its Affiliates to the Company.
Federal Income Tax Risks

(a)	The IRS May Challenge the Company's Tax Positions.

We have not requested and will not request any tax ruling from the IRS regarding the tax consequences of the Company's activities.  Accordingly, there is no certainty as to the tax consequences of investing in the Company. We have not sought or obtained a legal opinion with respect to the tax treatment of the Units.  Accordingly, you are urged to consult your own tax advisor with respect to the federal and state tax consequences arising from an investment in the Company.

(b)	Members May Be Subject to Increased Audit Risk.

There is a possibility that the IRS will audit our income tax returns.  If our income tax returns are audited, your return might also be audited.

(c)	The Deduction of Certain Fees by the Company May be Disallowed.

We will deduct or amortize certain fees and expenses payable to the Manager, its affiliates and other persons.  If audited, the deduction of some of such fees and expenses may be challenged by the IRS and, if so challenged, some portion of the deductions claimed by us with respect to such challenged fees and expenses may be disallowed, either as a result of a settlement with the IRS or as a result of litigation. In such event, the tax losses allocated to you in the years in which the deductions attributable to such fees and expenses are disallowed or deferred may be reduced.

(d)	The Company Could Be Treated as a Corporation for Federal Income Tax Purposes.

The tax benefits to you from an investment in the Company depend upon the federal income tax classification of the Company as a "partnership" and not as an association taxable as a corporation.  We believe that we will be treated as a partnership for federal income tax purposes.  We will not apply to the IRS for a ruling that we will be classified as a partnership rather than an association taxable as a corporation.  Treatment by the IRS of the Company as an association taxable as a corporation, rather than as a partnership, would have a material adverse effect on you by eliminating pass-through tax treatment.

(e)	Our Allocation of Net Income and Net Losses May Be Unfavorably Changed by the IRS.

The LLC Agreement contains allocations of profits and losses of the Company among the Members. The IRS, if it audits the Company, may seek to allocate the profits and losses of the Company in a manner less favorable to the Members.  We believe, if the matter were litigated, it is more likely than not that the allocations in the LLC Agreement have "substantial economic effect" and/or are in accordance with the interests of the Members.

(f)	You May Realize Taxable Gain on Sale or Disposition of Units Without Receiving Sufficient Cash Distributions to Pay the Tax.

Upon the sale or other taxable disposition of Units, to the extent that you do not have any suspended passive losses or credits, you will realize taxable income to the extent that your allocable share (for federal income tax purposes) of the Company's indebtedness, together with the other consideration you receive upon the sale of Units, exceeds your tax basis in such Units.  However, such sale may not result in cash proceeds sufficient to pay the tax obligations arising from such sale.

(g)	In the Event of Audit or Other Rejection of the Company's Tax Position, You May be Liable for Interest and Penalties on Understatements of Tax Liability.

The interest rate payable to the IRS on a taxpayer's underpayment of tax liability is the federal short-term rate plus three percentage points.  In addition, penalties may be applicable in the case of the underpayment of a taxpayer's tax liability due to negligence or the intentional disregard of rules or regulations, or if the total underpayment exceeds the greater of (i) $5,000 ($10,000 in the case of corporations other than S corporations and personal holding companies) or (ii) 10% of the tax liability required to be shown on the taxpayer's return.

(h)	You May Realize Tax Liability in Excess of Cash Distributions.

You eventually may be allocated profits and your resulting tax liability may exceed the cash, if any, we have distributed to you.  Under these circumstances, unless you can utilize passive losses, the deduction or use of which was previously suspended, to reduce such tax liability, payment of your federal income taxes will be an out-of-pocket expense.

(i)	The Company's Income Will Likely be Characterized as UBTI.

It is likely that all or a substantial portion of the Company's income will be unrelated business taxable income with respect to tax exempt Members.

(j)	ERISA Fiduciaries Must Consider Whether an Investment in Company is Consistent With Applicable Rules and Regulations.

The Company will accept investments by profit-sharing, pension and other retirement trusts that are subject to the Employment Retirement Income Security Act of 1974, as amended, including regulations promulgated under such legislation ("ERISA").  In considering an investment in the Company, fiduciaries of such plans must take into account facts and circumstances of the plan.  In particular, the fiduciary of such a plan must consider whether an investment in the Company meets the prudence and diversification requirements of ERISA and is consistent with applicable rules and regulations prohibiting certain transactions between the plan and parties related to the plan, any fiduciary of the plan, or the employer that sponsors the plan.  Each fiduciary should also consider, among other things, the definition of "plan assets" under ERISA in this regard.

(k)	Future Federal Income Tax Legislation and Regulations May Impose Additional Tax Burdens on the Company or the Members.

No assurance can be given that the current Congress or any future Congress will not enact federal income tax legislation that could adversely affect the tax consequences of ownership of Units.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This Offering Circular, as well as other documents connected herewith, contain “forward-looking statements” such as statements related to financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effect of regulation and competition, and the prospective business of the Company.  In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue," "opportunity" or the negative of these terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating these statements, you should specifically consider various factors, including the risks described in this Offering Circular.  These factors may cause our actual results to differ materially from any forward-looking statements.  We cannot guarantee future results, levels of activity, performance or achievements.

You should not rely upon forward-looking statements as predictions of future events.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.”  In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Offering Circular may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.  We undertake no obligation to update any forward-looking statements for any reason after the date of this Offering Circular to conform these statements to actual results or to changes in our expectations.

You should read this Offering Circular and the documents that we reference in this Offering Circular and have filed with the Securities and Exchange Commission as exhibits to the Form 1-A of which this Offering Circular is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

IN VIEW OF THE FOREGOING, EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH HIS OR HER OWN ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS REGARDING THE DESIRABILITY AND CONSEQUENCES OF AN INVESTMENT IN THE COMPANY.

PROSPECTIVE INVESTORS SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR OR ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE MANAGER, OR ANY PROFESSIONAL ASSOCIATED WITH THE OFFERING, AS LEGAL OR TAX ADVICE.  THE MANAGER AND THE COMPANY HAVE CONSULTED WITH LEGAL COUNSEL, ACCOUNTANTS AND OTHER EXPERTS REGARDING THE FORMATION OF THE COMPANY.  SUCH PERSONNEL ARE ACCOUNTABLE TO THE COMPANY ONLY AND NOT TO THE MEMBERS THEMSELVES.

PLAN OF DISTRIBUTION

The offering and sale of the Units will be made to investors through general solicitation.  The Company will not be utilizing an underwriter or broker-dealer for the sale of the Units.  An investor who desires to invest in Units will complete the Qualification Profile and Subscription Agreement.  The Manager will have a reasonable basis to believe that all Members meet the Company’s suitability requirements.

No Class A Units will be sold by the Company until it receives and accepts subscriptions for at least ninety six Class A Units, representing Capital Contribution Commitments of $2,400,000.  The Company will hold the initial subscription funds in its own bank account until the minimum offering amount is satisfied.  Thereafter those funds, together with any subsequently tendered funds, will be available to the Company to cover its expenses and otherwise pursue its business plan.  The Company has not made arrangements with any third party for the return of funds to subscribers if the minimum offering amount is not satisfied.  In that event, the Manager shall return funds to subscribers.

USE OF PROCEEDS

The following table shows a summary of the estimated use of proceeds generated through the sale of Units.

Estimated Application of Proceeds of This Offering

	Minimum Offering Amount		Maximum Offering Amount
	Dollar		Dollar
	Amount	%	Amount	%

Gross Offering Proceeds	$2,400,000	100%	$5,000,000	100%
Less Offering Expenses	$30,000	1.3%	$30,000	0.9%

Net Proceeds of Offering	$2,370,000	98.8%	$4,970,000	99.4%

Site Acquisition	$1,212,583	50.5%	$1,212,583	24.3%

Architecture, Engineering & Fees	$375,640	15.7%	$539,000	10.8%

Project Costs	$383,132	16.0%	$518,232	10.4%

Construction; FF&E1	$0	0.0%	$2,250,000	45.0%

Contingency	$398,646	16.6%	$450,185	0.09%

Total Use of Proceeds	$2,400,000	100%	$5,000,000	100%

DETERMINATION OF OFFERING PRICE

The Offering price for the Units has been arbitrarily determined by the Manager and may not bear any relationship to assets acquired or to be acquired or the book value of the Company or any other established criteria or quantifiable indicia for valuing a business.  Neither the Company nor the Manager represents that the Units have or will have a market value equal to their Offering price or could be resold (if at all) at their original Offering price or at any price at all.

1  Furniture, Fixtures and Equipment (“FF&E”).

DESCRIPTION OF BUSINESS

The following Description of Business is based upon information presently available to the Company and assumptions believed by it to be reasonable.  Each investor should use their own expertise and experience or that of their own advisors to judge the information presented here.  This section should be considered in conjunction with the Section in this Offering Circular titled “Risk Factors,” beginning on page 6.

Luna Azul Development Fund, LLC (the "Company"), a recently formed Delaware limited liability company, was organized to acquire, entitle and subdivide land in Maricopa County Arizona, and to construct and sell title to cottage homes built upon that land (our “Property”), for the intended benefit of adults with intellectual, developmental and acquired disabilities.  The Company is managed by L.A. Management, LLC (the "Manager"), an Affiliate of ECC Management, LLC (the "Sponsor").

The Company’s principal objective is to achieve suitable returns on our capital investments in the site selection, design, development, construction and sale of a community of cottage homes designed specifically for adults with intellectual, developmental and acquired disabilities.  Proceeds raised in this and any subsequent offerings shall be used to purchase and entitle real estate in Maricopa County, Arizona; to design a residential community intended for the benefit of adults with intellectual, developmental and acquired disabilities and the homes within it; to draft covenants, conditions and restrictions; subdivide and record a plat of the parcel; to market and sell the homes; and to cover anticipated negative cash flow in the process.

Our success in achieving this objective will depend upon a number of factors including, among others: whether we are able to design, develop and construct the community within budget and in a timely fashion; the availability and terms of the debt financing we will need to secure to fund construction; and our success selling cottage homes to interested buyers at profitable prices.  No assurance can be given as to our ability to achieve these objectives.

Market Opportunities

The recent movement away from institutional living created new problems in the long-term care of adults with disabilities.  We believe that government-supported group homes and individually-designed living arrangements, all meant to be integrative, may often instead result in isolation, leaving residents dependent on vendors or family members for transportation to social, vocational, recreational and health visits.  Residents may be stuck indefinitely with roommates chosen for them by others, and captive to the rent increases, competence, longevity and schedules of facility owners and third-party service providers.

In response, the Company plans to construct and convey title ownership to homes in a neighborhood specifically designed for adults and families with intellectual, developmental and acquired disabilities.  The Company believes such adults and, importantly, their parents and families may be attracted to the benefits of permanent housing, coupled with the potential for planned and spontaneous social and recreational opportunities on site.  Adults with disabilities and their families may also be interested in an urban neighborhood setting with proximity to vocational opportunities; the ability to choose and replace roommates and caregivers as needed; and the potential for sharing and thereby reducing costs associated with overnight staffing, maintenance, transportation assistance, recreation, social activities, and all types of therapies, exercise and personal care appointments which, because of the number of resident/consumers, may be delivered on-site.

The Design

The Company has secured the right to purchase approximately 4.4 acres of raw land in Phoenix, Arizona, and presently intends to develop there a “pocket neighborhood” of 30 two- and three-bedroom cottage homes, ranging in size from about 1,100 to 1,600 square feet, all built around a community club house.  Each cottage home is expected to have fully functional kitchens and separately controlled utilities.  While the ultimate costs will dictate final design choices, the community is presently intended to include well-landscaped grounds and outdoor gathering spaces, a clubhouse  with space for offices, treatment rooms, exercise and recreational facilities; an outdoor pool; and parking for residents, staff, guests and service providers.  The community is intended to have a secured entrance and perimeter fence.

Pocket Neighborhoods

By clustering groups of neighboring houses around a shared garden courtyard, a pocket neighborhood may provide a setting in which neighbors may more easily develop relationships beyond family and housemates.  The Company believes that pocket neighborhoods, like that being contemplated here, may be the physical basis for creating community with surrounding neighbors, and may be ideal for helping adults with disabilities create and maintain meaningful social networks outside the home.

In many housing developments, family life is focused inside the home and in the walled backyard.  The Company believes that in a pocket neighborhood, there may instead be a collective sense of ownership extending beyond the front yard gates and into the shared commons.  The active rooms of cottages face the commons instead of turning inward, and their front porches may be especially conducive for conversations with neighbors and passers-by.  The Company’s intimate community design is premised on the expectation that these casual conversations may foster the development of caring relationships and a meaningful sense of community among the residents there.

Community Life and Support Services

Each family will be responsible for securing the individual support services required by their adult family member.  Families will also be responsible for furnishing, maintaining and securing their homes.

Through the Home Owners’ Association, the community will have the ability to organize and fund transportation and recreational, occupational, and social activities; provide community security; maintain the common areas; and to provide other services meeting the common needs of the community residents.

When available, support services may be provided to individual residents by qualified service providers, funded by the State of Arizona under its ALTCS program for developmentally disabled adults.  The Company believes that community support services and activities may be augmented by other state funded programs and volunteer organizations.

DESCRIPTION OF THE PROPERTY

The Company has acquired the rights to purchase approximately 4.4 acres of undeveloped land in Phoenix, Arizona on the southwest corner of 16th Street and Beardsley Avenue, APN 213-23-006 (19730 N. 15th Street) and APN 213-23-017B(1506 E. Wahalla Ln)(together, the “Parcel”) for a purchase price of $1,166,000.00.  The Company presently believes the Parcel is suitable for the intended development and, as Buyer, has opened an escrow with the Sellers and tendered the negotiated deposit of $25,000.  The Company is unaware of any material liens or encumbrances on the Parcel, and has until August, 2016 to close the purchase.

The Parcel is presently zoned R1-8 which allows, among other things, the construction of 2-story (i.e., up to 30 feet high) single family homes at a density of up to 5 homes per acre.  The Company must and will negotiate with the City of Phoenix to allow our intended community on the Parcel.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our cash balance is $3,000 as of October 31, 2015.  Our cash balance is not sufficient to fund our limited levels of operations for any period of time.  We have been utilizing and may utilize funds from the Sponsor who it is hoped will advance funds to allow us to place the Parcel in escrow, to pay for offering costs, filing fees and professional fees.

In order to implement our plan of operation for the next twelve-month period, we require a minimum of $2,400,000 from this Offering.  Being a newly-created company, we have no operating history.  After a twelve-month period, we may need additional financing but currently do not have any arrangements for such financing.

Debt construction financing may be used to augment the amount raised in this Offering in order to implement our business plan.  The terms and exact amount of any such financing will be determined in the future but currently we do not have any arrangements for such financing.

If we do not receive adequate proceeds from this Offering and any subsequent offerings to carry out our forecasted operation for the next twelve months and beyond, we may have to limit our operations commensurate with the proceeds raised.

Operational Plan

Our business objective for the next twelve months, provided the necessary funding is available, is to acquire title to the Parcel; secure necessary zoning, entitlements and permits thereon; complete the architecture, design and engineering desirable to prepare the Parcel for construction; and to build, market and pre-sell cottage homes there.  The Company has the goal of beginning construction within six months of acquisition of the Parcel.  This timetable is dependent on many factors, including the amount of funds raised, the time to secure entitlements and the velocity of pre-sales.  We presently expect to complete construction on the Parcel, sell homes built there, pay expenses, distribute funds and wind up within 4 years after the close of this Offering.

To finance the foregoing, including the design and construction of cottage homes on the Parcel, the Company will be raising money through this Offering and will seek institutional debt financing for the balance needed.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office	Approximate hours per week
Mark Roth	Chief Executive Officer	54	05/2015 - present	Full time
Eric Gruber	President, Chief Financial Officer	54	05/2015 - present	Full time

Mark Roth is a Manager of LA Management, LLC, the Company’s Manager, and the Founder, Chief Executive Officer and Secretary of the Sponsor, ECC Management, LLC.  He is the father of a teenager with special needs, and has more than 25 years of business and legal experience in the private practice of law and in both privately-held and publicly traded financial services firms.  He is President and Chief Compliance Officer for Claraphi Advisory Network, LLC, an SEC-registered investment adviser; and formerly was General Counsel and Chief Operating Officer for National Holdings Corporation, a diversified financial services company, and a Managing Member of the law firm Golbeck Roth, PLLC.  He received a B.S. in Biological Sciences from the University of California, Irvine, and a J.D. from Pepperdine University School of Law._ Mr. Roth retired from the practice of law, and focuses now on the development of housing options for adults with disabilities.

Eric Gruber is a Manager of LA Management, LLC, and the President and Chief Financial Officer of the Sponsor.  He worked more than 20 years planning, developing, constructing and operating retirement communities throughout the Southwestern United States.  He was the Chief Executive Officer and Chief Financial Officer for Sierra Pointe Management, LLC and, in that role, formed, managed and supervised relationships with bankers, contractors, and investors. He directly supervised the operations of five retirement buildings with a total employee count of 35 to 100 employees per location, operations which included the design, construction, staffing, purchasing, preparation and service of up to 150,000 meals per year. _Mr. Gruber is a graduate of Stanford University.

General

Our Manager, LA Management, LLC,  is responsible for all aspects of our business, including the acquisition, design, development and financing of the Parcel, the preparation of investor reports and other communications, distribution of Company funds and the selection of the accountants, legal counsel, project managers and other parties engaged to render services to the Company.  Under the LLC Agreement, the Manager is authorized to delegate to others the performance of its duties and obligations to the Company.  The Manager will engage the Sponsor to assume day-to-day responsibility for construction of the Company’s planned pocket neighborhood, pursuant to the Construction Management Agreement (attached as an Exhibit to the LLC Agreement).

You will have no right to participate in the management and control of the Company and will have no voice in its affairs except for certain limited matters that may be submitted to a vote of the Members under the terms of the LLC Agreement.

Manager

We have selected L.A. Management, LLC, an Affiliate of the Sponsor, to serve as our Manager.  For its services, the Manager will receive a portion of the profits, if any, generated by the Company.

The Manager was formed in 2014 and does not currently serve as the manager of any other fund or entity.  Mark Roth and Eric Gruber together own 90% of the outstanding equity securities of the Manager and, accordingly, currently have control over its affairs.

Sponsor

Integral to the Manager’s responsibilities is the Company’s agreement with the Sponsor.  Pursuant to the parties’ Construction Management Services Agreement, the Sponsor will oversee all aspects of the Company’s project including, but not limited to, negotiating and accomplishing acquisition of the Parcel; construction; acting as a liaison between the Company and all architects, engineers, lawyers, contractors, suppliers, brokers, purchasers and government agencies regarding the project; providing the Company with construction management services including ensuring qualified engineers, architects, lawyers contractors, project managers and suppliers are used; monitoring construction schedules, on-site construction inspection, monitoring compliance with plans and specifications, reviewing change orders, contract administration; providing the Company with status updates; and such other management services related to the project as is reasonably necessary to ensure completion.

The Company shall pay the Sponsor certain costs plus a fixed fee equal to $400,000 which shall be payable from proceeds of this offering, and shall be paid in monthly installments during the course of the project.  The payments of this fee are scheduled to commence immediately upon the closing of this offering, and are included in amounts estimated as “Project Costs,” on page 16, above.   Additionally, the Company will pay the Sponsor a fixed fee of $50,000 from proceeds of this offering upon successful acquisition of the Parcel, and reasonable real estate broker commissions earned on the sale of completed homes.

The Sponsor is controlled and directed by Mark Roth and Eric Gruber who together own 90% of the Sponsor’s outstanding equity interests.  Additionally, the Sponsor has retained or developed working relationships with the following consultants and service providers:
Ross Chapin, Project Architect. Ross Chapin, FAIA, is the leader in defining and designing pocket neighborhoods. His March 2011 book on the topic: Pocket Neighborhoods: Creating Small-Scale Community in a Large-Scale World (Taunton Press) has been featured in hundreds of news outlets from USA Today to Builder Magazine to The Wall Street Journal, where it made the bestseller list.  Projects by his office have won numerous design awards including the 2005, 2007 and 2009 American Institute of Architects Housing Awards, and have been featured in Residential Architect, Builder Magazine, Planning Magazine, The New York Times, The Wall Street Journal, Forbes, and more than 35 books, including Solving Sprawl, Superbia, Housing for Niche Markets, and Sarah Susanka’s Not So Big House series.

Scott Boras, Consultant.  Scott Boras has been involved in the acquisition, development and disposition of several million square feet of commercial real estate in markets across the United States. He has served as the senior financial executive at two commercial real estate companies where his responsibilities included acquisitions, development, underwriting, capital sourcing, financial management, and operations.  He holds an MBA from The Wharton School, a law degree from Pepperdine School of Law, and a BBA from Simon Fraser University in Canada.

Lauren Schwartz, PhD, Development Consultant.  Dr. Schwartz is an Associate Clinical Professor at the University of Washington School of Medicine in the Department of Rehabilitation Medicine.  Her studies and clinical work focus on adjustment to and recovery from disability with adults.  She has a particular interest in the impact of disability on families and the interaction between family responses to disability and patient physical and psychological functioning.  Dr. Schwartz received a B.S. in Developmental Psychology from the University of California, San Diego, and a Ph.D. in Clinical Psychology from the University of California, San Diego/San Diego State Joint Doctoral Program.

John Cunningham, Development Consultant. John Cunningham has spent over 40 years in both government and private sector settings providing, orchestrating, supervising and educating others in the care of adults with disabilities.  He spent 14 years at Arizona’s Department of Economic Security supervising group home operations and vocational services and, later, heading Arizona’s first Quality Advocacy Unit, where his staff investigated, reported and helped resolve allegations of abuse and neglect throughout the state.  For the past 13 years, John has worked as Program Director at The Tucson Residence Foundation, a non-profit service agency providing long-term residential care for individuals with developmental disabilities.  There, he supervises all residential care delivery, and personally manages care operations for persons with Prader-Willi syndrome.

Liam Thornton, Planning and Design Consultant.  Mr. Thornton is a Managing Director at Langley Investment and Development Group which is currently focused on acquisition of real estate assets across multiple asset classes in the Portland and Seattle/Bellevue markets.  Liam is a member of both the Investment Committee and Executive Committee of the company.  Prior to joining Langley, Mr. Thornton was a Principal at Playa Associates and Thinkwell Development, as well as a senior real estate investment and development executive at House of Blues Entertainment, Universal Studios, and Disney Development Company. Domestically, Mr. Thornton’s investment and development work has included the major West Coast markets of Portland, Seattle, San Francisco, Los Angeles, and San Diego and he has also overseen transactions or projects in Texas, the Midwest and the East Coast, including Florida. Internationally, he has managed transactions and developments focused in Singapore and Barcelona. His notable portfolio of completed development projects includes signature designs from Cesar Pelli and Associates, Frank Gehry, Venturi-Scott Brown, Populous and others.   Mr. Thornton holds a Bachelor of Science degree from Santa Clara University’s School of Civil Engineering and a Master of Science degree from Massachusetts Institute of Technology (MIT) School of Architecture and Planning (Center for Real Estate).

Legal Proceedings.

There is no information to report.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Messrs. Roth and Eric Gruber have not received, and shall not receive, any cash compensation directly from the Company’s Manager.  They do, however, together own or control 90% of the Manager’s outstanding equity interests, and 90% of the Sponsor’s outstanding equity interests.

L.A. Management, LLC is the Company’s  Manager, and has received Class B Units from the Company for its past and anticipated services.  The Manager is responsible for all aspects of the Company’s business, including the acquisition, design, development and financing of the Parcel, the preparation of investor reports and other communications, distribution of Company funds and the selection of the accountants, legal counsel, and other parties engaged to render services to the Company.  Under the LLC Agreement, the Manager is authorized to delegate to others the performance of its duties and obligations to the Company.  The Manager will engage the Sponsor to assume day-to-day responsibility for the development of the Parcel pursuant to the Construction Management Agreement.

Messrs. Roth and Gruber stand to collect a percentage of the money distributed, if any, by the Company to the Manager as a Class B Unit Holder.  Additionally, Messrs. Roth and Gruber stand to collect compensation and profits, if any, distributed by the Sponsor to its members.

The following tables and discussion show all of the types of compensation, fees, income, distributions or other payments that we may pay to the Manager and its Affiliates in connection with the organization, operation and liquidation of the Company. Such arrangements, together with those described below, have not and will not be determined through arm's-length negotiations between such parties and the Company.  The Manager does not, generally speaking, intend to advance funds to cover the Company's expenses.  However, to the extent that such advances are made, the Company will promptly reimburse the Manager for such expenses out of other funds as they become available to the Company, whether from the Members' Capital Contributions, proceeds from the sale of cottage homes, or third-party loans.  The Manager's right to be reimbursed for such expenses is briefly summarized in the table below and described in greater detail in the LLC Agreement.

Offering Stage

Form of Compensation	Persons to Whom Paid	Method of Determination and Estimated Dollar Amount
Reimbursement of Organization and Offering Expenses	Manager and its Affiliates	All formation, organization and offering expenses actually paid by the Manager and its Affiliates on behalf of the Company. Amount indeterminable.

Operational and Liquidation Stage

Form of Compensation	Persons to Whom Paid	Method of Determination & Estimated Dollar Amount
Reimbursement of Acquisition & Development Expenses	Manager and its Affiliates
$50,000 fixed parcel closing fee, plus reimbursement of expenses incurred by the Manager or its affiliates identifying, negotiating for, closing, subdividing, designing, improving, traveling to and from, readying for pre-sale, pre-selling and selling Property.  Notwithstanding the foregoing, the Company will not be responsible for time spent by the Manager’s of Affiliate’s employees when overseeing or assisting in these tasks.  Amount indeterminable.

Sponsor Fee	ECC Management LLC
$400,000 fixed project management fee payable in installments over projected duration of project, plus reimbursement for certain internal operating expenses and other expenses incurred in connection with the improvement of the Parcel, and real estate sales commissions earned in the sale of finished homes.  See Exhibit B to Operating Agreement.  Amount indeterminable.

Guaranty Fee	Manager or an Affiliate
Neither the Manager nor any Affiliate is obligated to guarantee any of the Company’s debts.  Moreover, the Company intends to obtain, wherever possible, nonrecourse financing to fund its business plans.  If, however, either the Manager or an Affiliate were to guarantee the payment of any Company debt, such guarantor is entitled to an annual guaranty fee equal to 1% of the maximum guaranteed indebtedness outstanding each year.  Amount indeterminable.

Share of Net Income and Net Losses	Manager
For its services to the Company, the Manager has been granted Class B Units granting it the right to participate in a portion of the Company’s Net Income and Losses subject to certain priority distributions to be made to the Class A Unit Holders.

The Construction Management Services Agreement authorizes the Sponsor to provide a variety of services to the Company.  Furthermore, the LLC Agreement authorizes the Company to enter into other transactions with the Manager or an Affiliate thereof, and to pay compensation, fees or consideration with respect thereto, if and only if the terms of such transaction or services have been disclosed to the Members and approved by the affirmative vote or written consent of the Members holding of record more than 50% of the outstanding Class A Units.  The disclosure to the Members must be in writing and must describe the material terms and conditions of the proposed transaction. At the present time, the Manager does not contemplate any such transactions or services.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of Class	Name & Address of Beneficial Owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership obtainable	Percent of class (If 100% of Offering is sold)
Common	Mark Roth 14550 N. Frank Lloyd Wright Suite 200 Scottsdale, Arizona 85260	45 Units of Manager & 4 Units of Company	n/a	45% & 2%
Common	Eric Gruber 14550 N. Frank Lloyd Wright Suite 200 Scottsdale, Arizona 85260	45 Units of Manager & 0.5 Units of Company	n/a	45% & 0.25%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There is no information to report.

CONFLICTS OF INTEREST

A number of conflicts of interest are inherent in the relationships among the Company, the Manager, and its Affiliates.  Certain of these conflicts of interest are summarized below.

Transactions With the Manager and its Affiliates

We have entered into, and may in the future enter into, various transactions with the Manager and its Affiliates, and substantial compensation and fees could be paid with respect to these transactions.  Furthermore, the Construction Management Services Agreement authorizes the Sponsor, an Affiliate of the Manager, to provide a variety of services to the Company.  No independent third party reviewed or approved these transactions when they were initiated.  To the extent any such transaction may pose a conflict of interest between the Company and the Manager or its Affiliates, this conflict must be resolved by the Manager in exercising its fiduciary duty to ensure the fairness of the transactions involving the Company.  We will not enter into any transaction with the Manager or an Affiliate thereof not contemplated by the LLC Agreement unless the terms of such proposed transaction are approved by Members holding  more than 50% of the outstanding Class A Units and by a majority (at least two) of the Company’s Independent Directors.

Independent Activities of the Manager

The Manager will devote only so much of its time to the business of the Company as in its judgment is reasonably necessary to perform its duties to us.  The Manager may engage in other business ventures for its own account or for the account of others, and neither the Company nor any Member shall have, by virtue of an investment in the Company, an interest in such business ventures.  The Manager may in the future provide similar services to programs subsequently sponsored by the Manager or its Affiliates.

Manager's Representation of the Company in Audit Proceedings

Situations may arise in which the Manager may act on behalf of the Company in administrative and judicial proceedings involving the IRS or other enforcement authorities.  Such proceedings may involve or affect other business entities for which the Manager or Affiliates thereof act as managers or general partners.  In such situations, the positions taken by the Manager may have differing effects on the Company and such other business entities.  Any decisions made by the Manager with respect to such matters will be made in good faith consistent with the Manager's fiduciary duties both to the Company and the Members and to any other business entity for which the Manager or its Affiliates act as a manager or general partner.  However, any Member who desires not to be bound by any settlement reached by the Manager with the IRS may file a statement within a period prescribed by Treasury Regulations stating that the Manager does not have authority to enter into a settlement on his behalf.

FIDUCIARY RESPONSIBILITY OF THE MANAGER

General

The Manager is accountable as a fiduciary to the Company.  Consequently, the Manager is required to exercise good faith and integrity in all its dealings in Company affairs.  The fiduciary duty of the Manager is the subject of a developing area of law.

Limitation of Liability and Indemnification

Under the LLC Agreement, neither the Manager nor any of its members, officers, employees, agents or Affiliates will be liable to the Company, the Members, the Unit Holders or any Special Purpose Entity for any act performed or omitted in good faith by such person in its capacity as a member, officer, employee or Affiliate of the Manager, to the maximum extent permitted under the Delaware Act.  Moreover, the Manager is entitled to rely upon the advice of legal counsel, independent public accountants, developers and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice will not subject the Manager to liability under the LLC Agreement.  In addition, the LLC Agreement permits the Manager in some cases to act in its "sole discretion" or in "good faith," (or under the grant of similar authority or latitude), and actions taken in compliance with those standards (as clarified in the LLC Agreement) will not expose the Manager to liability to the Company, the Members, the Unit Holders or the Special Purpose Entities.

If, however, the Manager or an Affiliate (including the Sponsor) enters into a separate agreement with the Company as to any dealings (including the provision of goods and/or services) (such as the Construction Management Agreement), and such agreement specifically states a different standard of care as applying to such transaction, the services provided under such separate agreement will be subject to that standard of care.

The Company is obligated to indemnify the Manager or any manager, officer, employee, agent or Affiliate of the Manager or the Company, for actions taken by such persons on the Company's behalf, as long as those actions, or failures to act, fall within the limitations of liability set forth in the LLC Agreement.  Such indemnification is not required if the indemnitee's action is finally adjudicated to be outside of the limitations on liability.  In addition, if the indemnitee is the Manager or any member or officer of the Manager, such indemnitee also has the right to have the Company pay the expenses incurred in defending any proceeding in advance of its final disposition.  The Company will be obligated to advance such expenses if such indemnitee delivers to the Company an undertaking to repay all amounts so advanced if it is ultimately determined by a final non-appealable judicial decision that the indemnitee is not entitled to be indemnified.  Other persons entitled to indemnification are only entitled to a similar advance of expenses if such right is granted to them by the Manager, and the Manager may grant such a right at any time, before or after the occurrence of the events giving rise to the claim against such indemnitee for which an advance of expenses is sought.

SECURITIES BEING OFFERED

General

Subject to the terms and conditions of this Offering Circular and the LLC Agreement, the Company is offering for sale up to 200 Class A Units at the purchase price of $25,000 per Unit, for a stated maximum offering amount of $5.0 million.  No Class A Units will be sold by the Company until it receives and accepts subscriptions for at least ninety six Class A Units, representing Capital Contribution Commitments of $2,400,000.  Affiliates of the Manager may purchase the Company’s Class A Units for purposes of meeting the minimum offering amount requirement.

Class A Units will have no preemptive, subscription or conversion rights, and will have limited voting rights, as provided in the LLC Agreement, attached to this Offering Circular as Exhibit 1.  The receipt of fractional Units, if any are sold, shall not impact such holders’ rights with respect to those Units.

Class B Units have no preemptive, subscription, conversion or voting rights.

CASH DISTRIBUTION AND ALLOCATIONS

This section summarizes the rules in the LLC Agreement for distributing cash distributions between the Unit Holders and the Manager.  The LLC Agreement separately defines Class A Units and Class B Units, and then applies different rules for allocating such proceeds between the Unit Holders and the Manager.

Net Income and Net Loss

The Manager will periodically review the Company's financial performance to determine whether its operations generated Net Income or Net Loss, which are defined as:

"Net Income" and "Net Loss" mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)           Any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;

(b)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

(c)           If the Gross Asset Value of any Company asset is adjusted upon the occurrence of certain events as provided in this Agreement, the amount of such adjustment shall be treated as gain or loss arising from the disposition of such asset for purposes of computing Net Income or Net Losses and adjusting the balance of each Member’s Capital Account;

(d)           Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of the asset differs from its Gross Asset Value;

(e)           Notwithstanding any other provision herein, any items of income, gain, loss or deduction specially allocated pursuant to Article IV shall not be taken into account in computing Net Income or Net Losses; and

(f)           To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b), is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts, as a result of a distribution other than in liquidation of a Unit Holder's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

If the Company has money to distribute to Unit Holders, then the Manager will establish a distribution date and then distribute such cash in the following order of priority:

(i)	First, to pay the outstanding interest and repay the outstanding principal on existing third party debt of the Company;

(ii)	Second, to establish reasonable reserves for contingent liabilities, obligations or other anticipated expenses of the Company;

(iii)	Third, pro rata to Members to pay accrued interest on any sums loaned by such Members to the Company;

(iv)	Fourth, pro rata to Members to pay the principal amount of any sums loaned by such Members to the Company;

(v)	Fifth, pro rata to the Class A Unit Holders until the Class A Unit Holders have received their non-cumulating Preferred Return of 9% per annum of the amount of their Unreturned Capital Contributions;

(vi)	Sixth, pro rata to the Class A Unit Holders until their Unreturned Capital Contributions have been reduced to zero; and

(viii)	Thereafter, 50% to the Class A Unit Holders, and 50% to the Class B Unit Holders.

Preferred Return

Before the Manager is entitled to any distributions on its Class B Units, the Class A Unit Holders are entitled to receive first distributions equal to their Capital Contributions plus accrued but unpaid Class A Preferred Returns. Such Preferred Returns means, with respect to each Class A Unit Holder and for each fiscal period, an amount equal to a non-cumulating 9% per annum rate of return on the outstanding balance of such Unit Holder's Unreturned Capital Contribution.

Other Specially Defined Terms

To understand these distribution rules, you will also need to understand the meaning of a number of specialized terms used in the LLC Agreement.  You should carefully review the LLC Agreement and the definitions therein to determine how money will be allocated among Unit Holders and the Manager.

Manager's Computations to be Binding

Computations of Net Income and Net Losses will require the Manager to exercise some judgment.  The Manager will, among other things:

(a)           decide and to what extent to hold out of available cash flow monies to increase the Company's reserves for existing or future liabilities, obligations and expenses; and

(b)           confirm whether certain expenses are properly allocable to capital events or operations.

All decisions by the Manager on such matters will be final and binding upon the Members and Unit Holders.

Tax Distributions

Subject to the qualification noted below, the Company shall distribute, after the end of each calendar year, to each Unit Holder out of available cash, a “tax payment” in an amount equal to the Estimated Tax Amount.  Any distribution made to a Unit Holder with respect to this tax payment shall be treated as an advance payment of, and shall reduce the amounts otherwise distributable to such Unit Holder.  Moreover, the Company is not obligated to make such tax distributions if doing so would require it to borrow funds or reduce the Company's reserves below levels deemed prudent by the Manager.

Allocation of Profits and Losses

Profits and losses of the Company will be allocated among the Unit Holders and the Manager in a manner consistent with the foregoing cash distribution provisions and the provisions of the Code.

TRANSFERABILITY OF UNITS

General Restriction

No Member nor Unit Holder may transfer all or any part of its interest in the Company, or any of its rights under the LLC Agreement, except in strict compliance with the restrictions set forth in Article XII of the LLC Agreement (some of which are summarized under this section).  Subject to complying with specific conditions, each Member and Unit Holder may transfer all or any part of its Units and the transferee will become a Unit Holder as to the transferred Unit.  Such transferee will not, however, become a Member unless the Manager specifically approves its admission as a Member, which approval may be granted or withheld in the Manager's sole discretion. As a result of the restrictions in the LLC Agreement, no public market for the Units will develop and you may find it difficult or impossible to liquidate your investment in the Company.

Conditions to Transfer

No transfer of any Units or other interest in the Company, whether voluntary or involuntary, will be valid or effective, unless the following conditions are satisfied:

(a)           The Manager determines that the transfer will not:

(i)           require registration of any interest in the Company under federal or state securities laws or subject the Company or the Manager to registration under any securities or commodity laws;

(ii)          constitute, when added to other transfers, trading on a secondary market, or an equivalent of such market, for purposes of Code Section 7704;

(iii)         result in the termination of the Company under Section 708(b)(i)(B) of the Code or result in the taxation of the Company as an association tax taxable as a corporation for federal income tax purposes;

(iv)         violate or be inconsistent with any representation or warranty made by the transferor at the time the transferor subscribe for or acquire the Units; or

(v)          constitute a breach or an event of default under any agreement between the Company or any of its Special Purpose Entities, as the case may be, and a third-party lender.

(b)           If the transfer would result in the joint or multiple ownership of any Units, the Manager may condition its approval upon the transferees' willingness to designate a single representative to represent the entire transferred interest.

(c)           Prior to recognizing the transfer, the Manager may require the transferor to execute and acknowledge an instrument of transfer and to reimburse the Company for all expenses reasonably incurred in connection with the transfer, and the transferee to make certain representations and warranties to the Company, including its agreement to be bound by the terms of the LLC Agreement.

(d)           Whether or not the transferee executes a separate agreement confirming its willingness to be bound by the terms of the LLC Agreement, the transferee will be so bound.

(e)           Unless the Manager consents, the transfer of such an interest will not release the transferor from personal liability for the payment of additional Capital Contributions that may be due to the Company in respect to the transferred interest.

Rights and Obligations of Transferee

The transferee of one or more Units will be entitled to receive all distributions, and to participate in all profits and losses (including allocations of income, gain, loss, deduction, credit or similar items) attributable to the transferred Units.  Such transferee is also liable to the Company for any unpaid portion of the Capital Contribution Commitment relating to the transferred interest, and must pay to the Company such Capital Contributions as and when required under the terms of the LLC Agreement.  Such a transferee will, however, have no right to participate in the management of the business and affairs of the Company, or to become or to exercise any of the rights or powers of a Member, including the Members' right to vote on specified issues, unless the Manager consents to the admission of such transferee as a Member.

SUMMARY OF LLC AGREEMENT

The following briefly summarizes certain provisions of the LLC Agreement not described elsewhere in this Memorandum.  All statements made below and elsewhere in this Memorandum relating to the LLC Agreement are hereby qualified in their entirety by reference to the LLC Agreement.  Such statements do not purport to be complete and in no way modify or amend the LLC Agreement.  The parenthetical references included in this Section refer to the referenced Sections and Articles of the LLC Agreement.

General

You will have no right to participate in the management and control of the Company and will have no voice in its affairs except for certain limited matters that may be submitted to a vote of the Members under the terms of the LLC Agreement.

Matters Requiring Member Approval

Members have only limited voting rights under the LLC Agreement.  The Company will not take any of the following actions without the approval of Members by Majority Vote:

(a)	the filing of a petition in or for bankruptcy, reorganization or an arrangement with creditors;
(b)	the dissolution of the Company prior to the expiration of its term as state in the LLC Agreement;
(c)	the issuance of Additional Units by the Company;
(d)	the approval of new related-party transactions under Section 6.8(g) of the LLC Agreement;
(e)	the amendment of the LLC Agreement, except as otherwise provided in Section 7.5 of the LLC Agreement; or
(f)
any other matter for which Member approval is specifically required under the Delaware Act by provisions of state law which can not be waived by the Members—it being the intent of the Members to waive, to the maximum extent permitted, all such voting rights.

Miscellaneous

The Manager and its Affiliates have never been denied a license to practice a trade or business or ever experienced an event of bankruptcy, receivership, assignment for the benefit of creditors or similar proceeding.  In addition, the Manager and its Affiliates are not involved in any pending litigation at this time.  Neither the Company, the Manager nor the Sponsor is involved in or subject to any pending litigation or claims that would have a material impact upon their ability to discharge their obligations under the LLC Agreement.  In addition, neither the Company, the Manager, nor the Sponsor is involved in any litigation at this time.

Certificates for Units

The Company may or may not issue certificates to its Unit Holders representing the Units held by them.  All Units will have the same rights whether they are certificated or uncertificated.  No Unit Holder may transfer any of its rights to its Units by delivery of any certificate issued by the Company.

Management Changes

(a)	Assignment or Withdrawal by Manager

The Manager may assign or transfer its interest as a Manager in the Company to one or more Affiliates and thereafter withdraw from the Company without the consent of the Members.  Such a transaction is permitted, however, only if the Affiliate assumes all of the obligations and liabilities of the Manager and the assignment does not have a material adverse impact upon the Company.  Otherwise, the Manager may not withdraw or assign its interest as a Manager in the Company without a Majority Vote of the Members.

(b)	Removal of Manager

Subject to complying with certain procedural requirements, Class A Members acting by a 66-2/3% vote of Members (excluding Class A Units held by the Manager, if any) may remove a Manager for cause.  "Cause" is defined as the gross negligence or willful and repeated failure of the Manager in the performance of its duties under the LLC Agreement, where such actions or failures to act have a material adverse effect upon the Company, and the failure of the Manager to cure, in all material respects the consequences of such actions or failures, within the cure periods stipulated in the LLC Agreement.  If Members holding 10% or more of the outstanding Percentage Interests believe there are probable grounds for the removal of the Manager for cause, such Members may call a meeting of the Members to consider such proposal and the Manager is entitled to not less than 30 days written notice of the meeting.  The Manager will have the right to participate in, respond to questions at, and rebut the charges that may be made against the Manager at the Members' meeting.  Actual removal of the Manager must be deferred until the Manager has had the opportunity to cure the grounds for removal, within the time period stipulated in the LLC Agreement.  If no cure is effectuated and the Manager is subsequently removed, the Company is obligated to purchase the Class B Units of the removed Manager, but may offset against such payment the losses actually sustained by the Company due to the misconduct of the removed Manager.  In addition, the Company must, at the time of the repurchase, release the Manager and any of its Affiliates from any personal liability they have agreed to assume on any of the Company's obligations, liabilities and expenses or, if such releases cannot be obtained, consent to hold such persons harmless from any claims that may subsequently arise out of such personal liability.  A removed Manager is not entitled to receive any management-related fees from the Company after the date of its removal.

(c)	Buy-Out of Withdrawn Manager's Profit Interest

The Company is obligated to purchase from the Manager for cash its Class B Units, irrespective of the circumstances giving rise to the withdrawal of such Manager, at a purchase price equal to the fair value of such Units determined as of the date of the withdrawal event.  Such fair value equals (i) the value assigned to the Class B Units through mutual agreement by the withdrawing Manager and Members acting by not less than a 66⅔% vote of the Members (excluding Units held by the Manager); or (ii) if such agreement cannot be reached, the fair value assigned to such Units through an appraisal process.

Such fair value is to be the amount that would, in the appraiser's judgment, have been distributed, based upon certain assumptions, to the withdrawn Manager if the Company had been liquidated on the date of the withdrawal event.  Within 60 days after the determination of the fair value of the withdrawing Manager's Profit Interest, the Company must purchase such interest at its fair value.  If the withdrawing Manager has been removed for cause, the Company may offset against the amount otherwise payable to the removed Manager the actual damages sustained by the Company as a result of the removed Manager's misconduct. At the time of the withdrawal, the Company will cause the withdrawing Manager and any of its Affiliates to be released from personal liability on any of the Company's obligations, including any guaranteed debt.  If such releases cannot be secured, the Company must hold the withdrawing Manager and its Affiliates harmless from such personal liability, and such obligations have priority over the rights of the Members and the Unit Holders to receive distributions under the LLC Agreement.

Member Meetings

Meetings of the Members may be called by the Manager or, not more than once a year, by one or more Members holding more than 30% of all Percentage Interest.  Written notice of the meetings must be given by not less than 10, nor more than 20 days, notice to all Members.  Such meetings may be held in person or by means of conference telephone calls.  Members may vote in person or through proxies.  Except as otherwise provided in the LLC Agreement, matters on which the Members are entitled to vote must be decided by a Majority Vote of the Members.

Dissolution, Liquidation and Termination

The Company will be dissolved, among other things, upon the occurrence of any of the following:

(a)	The bankruptcy of the Company;

(b)	The determination of the Manager with the consent of the Members by a Majority Vote; or

(c)	December 31, 2024; provided, however, that the Manager may, by giving written consent to the Members, extend the terms through December 31, 2025.

Upon the Company's dissolution, the Manager or other liquidating agent appointed by the Members acting by a Majority Vote will liquidate the Company's assets and proceed to wind up its affairs.  The liquidation proceeds are to be applied in the following order of priority:

(i)	To the payment of the debts and liabilities of the Company and the expenses of liquidation in the order of priority as provided by law; and

(ii)	The balance, if any, among the Members and Unit Holders in accordance with their positive Capital Account Balances.

Books and Records

The Manager will maintain the Company's books and records, and its books of accounts are to be kept on a basis as determined by the Manager. Such books and records are to be kept at the Company's principal office and will be, at all reasonable times, open to the inspection of any of the Members or its duly authorized representatives.

Amendments to the LLC Agreement

The LLC Agreement may be amended, subject to certain exclusions, only with the prior consent of the Manager and Members acting by a Majority Vote.  If a Member whose consent is not otherwise required will be treated in any proposed amendment adversely from other parties, then such Member's consent is also required. The Manager is specifically authorized, without the consent of any Member, to update the addresses and capital contributions of Unit Holders, to reflect the admission or withdrawal of Members, and to make certain other changes that would not materially affect the rights of any of the Members.

REPORTS TO THE MEMBERS

We have adopted a calendar fiscal year ending December 31.  The Company plans to distribute the following reports to its Members:

•	A quarterly Manager's status report after the end of each calendar quarter;

•	Annual financial statements after the end of each calendar year; and

•	Information necessary for the Members to prepare their federal income tax return and state income or other tax returns, after the end of each fiscal year.

The Company's annual financial statements will be prepared in accordance with generally accepted accounting principals, except as such financial statements otherwise expressly indicate.

The Manager may, in addition, distribute special status reports to the Members from time to time. These will include the supplements to this Memorandum described elsewhere.

GLOSSARY OF TERMS

To understand the rights associated with the Units, you must review carefully the LLC Agreement and the defined terms used in this Offering Circular.  These definitions (some of which have been slightly modified as discussed below) have been taken from the LLC Agreement which defines the rights, interest and privileges associated with holding the Units.  Many of these definitions are technical in nature, involve complicated relationships, and can only be understood by reference to other defined terms and, in some cases, to other provisions of the LLC Agreement. Section references in the definitions refer to sections in the LLC Agreements.  In some cases we have slightly simplified the definitions set forth in this "GLOSSARY OF TERMS" and elsewhere in this Offering Circular in order to make those terms more understandable to prospective investors.  However, prospective investors should understand that the definitions in the LLC Agreement will, for all purposes, be controlling, notwithstanding any simplification of such definitions in this Offering Circular.  Moreover, you should bear in mind that this "GLOSSARY OF TERMS" does not include many of the definitions included in the LLC Agreement.

"Additional Units" means any additional units of limited liability company interest that the Manager is authorized to offer and sell beyond those contemplated in Sections 3.2 and 3.3, authorized in accordance with the terms of Section 3.4.

"Affiliate" means, with respect to any Person, another Person directly or indirectly controlling, controlled by or under common control with such specified Person.  For purpose of this definition, the terms "control", "controlled by" or "under common control with" means (a) possession of 50% or more of the voting rights of the specified Person or the right to appoint a majority of the managers or directors of the specified Person or (b) the direct or indirect beneficial ownership of 50% or more of any equity of the specified Person. Notwithstanding the foregoing, in no event shall the term "Affiliate" mean a partner or member, in their capacity as such, of a Person in which any of the following are also a partner or member: (i) the Manager, (ii) the Sponsor, (iii) the Company or (iv) any member or shareholder of the Manager, the Sponsor or the Company, unless such person would otherwise have been an Affiliate as provided for in the first sentence of this definition.

"Capital Contribution(s)" means any contribution to the capital of the Company, whenever made, in cash or in property other than money.  For purposes of the LLC Agreement, the value of a Capital Contribution shall be the amount of contributed cash or the Gross Asset Value of contributed property (prior to the deduction, in either case, of any selling commissions or offering expenses related to such contributions); provided, further, that with respect to any contributed property, other than money, the Gross Asset Value shall be determined by the contributing Member and the Manager.

"Capital Contribution Commitment" means, with respect to each of the Units, the irrevocable commitment of the Unit Holder to contribute up to $25,000 per Unit to the Company, as required by the terms of Section 3.2 of the LLC Agreement.

"Class" means a particular class of Units having such rights, preferences and obligations as set forth in this Agreement or amendment or addendum thereto.

"Class A Member" means a Member holding Class A Units.

"Class B Member" means a Member holding Class B Units.

"Class A Percentage Interest" means, with respect to a Class A Member as of a given date, that percentage obtained by dividing the total number of Class A Units owned by such Member by the total number of Class A Units issued and outstanding.

"Class B Percentage Interest" means, with respect to a Class B Member as of a given date, that percentage obtained by dividing the total number of Class B Units owned by such Member by the total number of Class B Units issued and outstanding.

"Class A Preferred Return" means, with respect to each Class A Member, an amount calculated like simple interest and accrued each day at a rate equal to nine percent (9.0%) per annum (computed on the basis of a 360-day year of twelve 30-day months), on the average daily balance of the aggregate amount of that Class A Member’s Unreturned Capital Contributions commencing on the Closing Date.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of any succeeding law.

"Company" means Luna Azul Development Fund, LLC, a Delaware limited liability company.

“Construction Management Services Agreement” means the Construction Management Services Agreement between the Company and the Sponsor, pursuant to which the Sponsor will serve as the developer and manager for the Property.

"Delaware Act" means the Delaware Limited Liability Company Act, as amended from time to time.

“Estimated Tax Amount” means, with respect to any Member for any fiscal year, the excess, if any, of (a) the cumulative assumed tax liability of such Member as of such fiscal year (as determined by the Manager), over (b) the amount of distributions made to such Member pursuant to Section 4.4(c) of the LLC Agreement during such fiscal year and all prior fiscal years plus the amount of distributions made to such Member pursuant to Section 4.8 of the LLC Agreement with respect to all prior fiscal years.

"IRS" means the Internal Revenue Service.

"LLC Agreement" means the Company's Limited Liability Company Agreement, as in effect from time to time.

"Majority Vote" means the affirmative vote of Members holding greater than fifty percent (50%) of all Percentage Interests held by the Members.

"Manager" means the Member designated as the Manager under Section 6.2(a) or any successor Manager designated under Section 6.11.  The initial Manager shall be L.A. Management, LLC, a Delaware limited liability company.

"Member" means the Manager and each Person admitted as a Member pursuant to the terms of the LLC Agreement.

"Prime Rate" means the prime rate published from time to time in the Money Rates section of The Wall Street Journal.

"Property" means the Parcel and any other parcel of land (along with improvements thereon, if any) acquired by the Company or, in the event that the Company acquires a partial interest in such a property, such partial interest, in whatever form it may be held.  Any reference in this Agreement to a "Property" shall include the Property whether title thereto is held directly by the Company or by a Special Purpose Entity in which the Company has an equity interest.

"Reserves" means the funds set aside and held by the Company, in amounts determined by the Manager in its sole discretion exercised in good faith, to cover (a) expenses, liabilities and obligations of the Company that have accrued, but not yet been paid; and (b) future expenses, liabilities and obligations of the Company that may be accrued in the future (whether such are known, unknown, foreseeable, unforeseeable, certain or uncertain).

"Securities Act" means the Securities Act of 1933, as amended from time to time.

"Special Purpose Entity" means a limited liability company, partnership or other Person as to which the Company has more than 50% of the outstanding voting securities (subject to the allocation of control over certain decisions to any independent manager or director as a means of rendering such entity bankruptcy remote).  Such Special Purpose Entity may either own a Property directly or indirectly through a joint venture, partnership or other co-investment with others.

"Sponsor" means ECC Management, LLC, a Washington limited liability company, which is an Affiliate of the Manager.

"Subscription Agreement" means the Subscription Agreement and other documents used by the Company to evidence an investor's decision to subscribe for Units.

"Treasury Regulations" means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Unit" means an interest in the Company entitling the holder thereof to share in cash distributions and to be allocated profits and losses as provided for in the LLC Agreement.

"Unit Holder" means any Person who holds of record one or more Units issued by the Company, whether or not such Unit Holder has been admitted to the Company as a Member in accordance with the terms of the LLC Agreement.

"Unreturned Capital Contributions" means, with respect to a Class A Member, such Member’s aggregate Capital Contributions reduced, but not below zero, by distributions to such Member pursuant to Section 4.4(b) of the LLC Agreement.

ADDITIONAL INFORMATION

You may direct questions with respect to the Units to be issued by the Company described in this Offering Circular, and may obtain additional information to the extent we possess such information, or can acquire it without unreasonable effort or expense, as may be necessary to verify the accuracy of the information furnished in this Offering Circular.  Any document relating to the Company or its business in the possession of the Manager, or which may be obtained without unreasonable effort, may be inspected at the Manager's office by any prospective investor or its advisor upon advance notice.  Any questions or requests should be directed to:

L.A. Management, LLC
14550 N. Frank Lloyd Wright Blvd, Suite 200
Scottsdale, Arizona  85260
Telephone: 480.767.9500
Email: mdr@cottagemgmt.com

FINANCIAL STATEMENTS

LUNA AZUL DEVELOPMENT FUND, LLC

AS OF AND FOR THE PERIOD ENDED
OCTOBER 31, 2015

LUNA AZUL DEVELOPMENT FUND, LLC

INDEPENDENT AUDITORS’ REPORT

To the Members
Luna Azul Development Fund, LLC

We have audited the accompanying financial statements of Luna Azul Development Fund, LLC (a Delaware limited liability company), which comprise the statement of assets and liabilities as of October 31, 2015, and the related statements of operations, changes in members’ equity, and cash flows for the period ended October 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

INDEPENDENT AUDITORS’ REPORT (Continued)

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Luna Azul Development Fund, LLC as of October 31, 2015, and the results of its operations and its cash flows for the period ended October 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

The accompanying financial statements have been prepared assuming that Luna Azul Development, LLC will continue as a going concern. As discussed in Note 2 to the financial statements, the Fund has not established any source of revenue to cover its operating costs and relies on contributions from the Manager and members to finance its operations.  These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ HASKELL & WHITE LLP

November 16, 2015
Irvine, California

LUNA AZUL DEVELOPMENT FUND, LLC

Statement of Assets and Liabilities
October 31, 2015

ASSETS

Cash	$3,000
Prepaid development costs	60,528
Escrow deposit on land purchase	25,000
Prepaid syndication costs	1,175

Total assets	$89,703

LIABILITIES AND MEMBERS’ EQUITY

Accounts payable	$16,393

Members’ equity	73,310

Total liabilities and members’ equity	$89,703

See accompanying notes to financial statements.

LUNA AZUL DEVELOPMENT FUND, LLC

Statement of Operations
For the Period Ended October 31, 2015

Revenues	$-

General and administrative expenses	45,643

Net loss	$(45,643)

See accompanying notes to financial statements.

LUNA AZUL DEVELOPMENT FUND, LLC

Statement of Changes in Members’ Equity
For the Period Ended October 31, 2015

Members’ equity, January 1, 2015	$-

Net loss	(45,643)

Member cash contributions	28,000

Contributed costs	90,953

Members’ equity, October 31, 2015	$73,310

See accompanying notes to financial statements.

LUNA AZUL DEVELOPMENT FUND, LLC

Statement of Cash Flows
For the Period Ended October 31, 2015

Cash flows from operating activities:
Net loss	$(45,643)
Adjustments to reconcile net loss to net cash used in
operating activities
Prepaid development costs	(60,528)
Prepaid syndication costs	(1,175)
Escrow deposit on land purchase	(25,000)
Accrued expenses	16,393
Net cash used in operating activities	(115,953)

Cash flows from financing activities:
Member contributions	118,953

Net increase in cash	3,000

Cash at December 31, 2014	-

Cash at October 31, 2015	$3,000

Supplemental disclosures of cash flow information:
(1)	The members contributed $90,953 in costs to the Company prior to commencement of signficant operations

See accompanying notes to financial statements.

LUNA AZUL DEVELOPMENT FUND, LLC

Notes to Financial Statements
October 31, 2015

1.	NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

Luna Azul Development Fund, LLC (the “Fund”) is a Delaware limited liability company, incorporated on November 3, 2014 and has established a year end of December 31. The Fund intends to acquire land and develop single-family residential real estate property in Arizona to sell upon construction completion.

According to the Limited Liability Company Agreement (“Agreement”) dated September 1, 2015, the Fund’s term continues through December 31, 2024. In accordance with the Agreement, the term of the Fund may be extended for up to one additional year at the sole discretion of L.A. Management, LLC (“Manager”). The Manager is an affiliate of the development sponsor through common ownership.

The Fund has early adopted Accounting Standards Update No. 2014-10 “Development Stage Entities (Topic 915), which eliminates certain financial reporting requirements. As the Company has minimal operations and is seeking to affect a capital transaction, the Fund is subject to significant risks and uncertainties, including failing to secure sufficient funding. See management’s plans in Note 2 to the financial statements.

Basis of accounting

The Fund’s financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Cash and cash equivalents

For purposes of the statement of cash flows, the Fund considers all highly liquid instruments purchased with a maturity date of three months or less to be cash equivalents.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period.  Accordingly, actual results could differ from those estimates.

LUNA AZUL DEVELOPMENT FUND, LLC

Notes to Financial Statements
October 31, 2015

1.	NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income taxes

The Company is organized as a limited liability company. As a limited liability company, income taxes on net earnings are payable personally by the members. Accordingly, no provision for income taxes has been established.

The income allocable to the Company is subject to examination by federal and state taxing authorities. In the event of an examination of the income tax return, the tax liability of the members could be changed if an adjustment in the income is ultimately determined by the taxing authorities.

Classes and Rights of Members

The Fund has authorized 260 units of capital consisting of two classes, Class A and Class B.  Of those units 250 are allocated for Class A and 10 for Class B.  As of October 31, 2015 there were 4.5 Class A units issued in exchange for $25,000 per unit and no Class B units. The Fund intends to sell additional Class A units in a future offering.  The Class B units are to be issued to the Manager.  Upon the sale of the intended property to be constructed, the distribution of the proceeds to the members after the obligations of the Fund are satisfied will be as follows

(i)	First, to repay loans and accrued interest borrowed from the Members
(ii)	Second, pro-rata payment of a 9% preferred return on unreturned capital from Class A Units
(iii)	Third, pro-rata repayment to Class A Units until their unreturned capital is reduced to zero
(iv)	Thereafter, 50% to the Class A Unit holders and 50% to the Class B Unit holders.

Subsequent Events

Management has evaluated subsequent events through November 16, 2015, the date on which the financial statements were available to be issued.

LUNA AZUL DEVELOPMENT FUND, LLC

Notes to Financial Statements
October 31, 2015

2.	GOING CONCERN

The Fund’s financial statements are prepared using GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Fund has not established any source of revenue to cover its operating costs and relies on contributions and contributed costs from the Manager and members to finance its operations. If the Fund is unable to obtain financing sufficient to cover its project development costs and operating expenses, it may substantially curtail or terminate its operations or other arrangements that may dilute the interests of existing members.

3.	CAPITAL CONTRIBUTIONS

The members did not contribute any capital to the Fund upon its incorporation.  During the period ended October 31, 2015, the members incurred costs on behalf of the Fund.  These amounts totaling $90,953 consisted of pre-development costs along with other costs related to the operations of the Fund.  The members also contributed $25,000 which was placed into escrow as a down payment on a land purchase.

PART III

Index to Exhibits

Item 17 Number	Exhibit
2a.1	Certificate of Formation
2a.2	Limited Liability Company Agreement
4	Subscription Agreement
6.1	Material Contract*
12.1	Opinion of Counsel*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on December 29, 2015.

Luna Azul Development Fund, LLC

By	/s/ Mark Roth

Mark Roth, Chief Executive Officer of Manager LA Management, LLC This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mark Roth

Mark Roth, Chief Executive Officer

Date:	December 29, 2015

/s/ Eric Gruber

Eric Gruber, President and Chief Financial Officer

Date:	December 29, 2015